Exhibit 10.3

Planar Systems, Inc. Director Compensation Plan

Nonemployee directors of the Company receive a $20,000 annual retainer plus $2,000 for attendance at each board meeting and $1,500 for attendance at each committee meeting, including telephonic meetings. Audit Committee members receive an additional annual retainer of $2,000. Under certain circumstances, the nonemployee directors of the Company are reimbursed for out-of-pocket and travel expenses incurred in attending Board meetings. Nonemployee directors participate in the Company’s 1993 Stock Option Plan for Nonemployee Directors (the “1993 Nonemployee Director Plan”). Under the 1993 Nonemployee Director Plan, a 10,000 share stock option is granted to each new nonemployee director at the time such person is first elected or appointed to the Board. In addition, each nonemployee director receives a stock option annually after each annual meeting of shareholders. The size of each director’s annual option grant is based on his or her level of service on the Board of Directors. Each nonemployee director receives an option to purchase 5,000 shares of common stock. An additional 2,000 share stock option is granted to the nonemployee director who is then serving as the Chairman of the Board of Directors or as the Lead Director. An additional 1,000 share stock option is granted to each nonemployee director who is then serving as chairman of a committee of the Board. Mr. Stenger receives an additional 1,000 share stock option grant annually for his service as a member of the Board of Directors of the Company’s Finnish subsidiary.